Exhibit 99.1

       The Bon-Ton Stores, Inc. Announces Second Quarter Results


    YORK, Pa.--(BUSINESS WIRE)--Aug. 18, 2005--The Bon-Ton Stores, Inc. (NASDAQ:BONT) today reported results for the second quarter ended July 30, 2005.

    Income

    For the second quarter of fiscal 2005, the Company reported a net loss of $1.4 million, or $0.09 per share, which includes an after-tax charge of $0.04 per share associated with the sale of its proprietary credit card operations, compared to a net loss of $388,000, or $0.02 per share, in the prior year period, which included an after-tax charge of $0.07 per share for costs associated with the closing of the Company's Pottstown, Pennsylvania store. For the six months ended July 30, 2005, the Company reported a net loss of $5.9 million, or $0.36 per share, versus a net loss of $5.9 million, or $0.38 per share, reported for the comparable period last year.

    Sales

    As previously announced, for the second quarter of fiscal 2005, total sales decreased 3.5% to $274.3 million compared to $284.2 million for the same period last year. Comparable store sales decreased 3.0%.
    Year-to-date total sales decreased 2.3% to $536.9 million compared to $549.3 million for the same period last year. Comparable store sales decreased 1.8%.

    Gross Margin

    In the second quarter, gross margin dollars decreased $5.9 million from the prior year period, primarily due to the lower sales for the current period. The gross margin rate decreased 0.8 percentage point to 36.6% of sales as compared to 37.4% reported last year, reflecting higher markdowns in the second quarter of fiscal 2005. Year-to-date gross margin dollars decreased $6.2 million. Year-to-date gross margin rate decreased by 0.3 percentage point to 36.4% versus 36.7% reported in the prior year period.

    Selling, General and Administrative Expenses

    Selling, general and administrative (SG&A) expenses decreased $4.6 million in the second quarter of 2005. The SG&A expense rate decreased
0.4 percentage point to 34.1% of sales, reflecting reduced corporate, store and integration expenses, partially offset by a $1.0 million pre-tax charge associated with the sale of the Company's proprietary credit card, compared to 34.5% for the same period last year, which included a $1.7 million pre-tax charge associated with the closing of the Company's Pottstown, Pennsylvania store. Year-to-date SG&A expenses decreased $6.1 million. The year-to-date SG&A expense rate decreased 0.3 percentage point to 35.0% of sales compared to 35.3% in the prior year period.

    Depreciation and Amortization

    Depreciation and amortization expense in the second quarter was comparable with the prior year period. Year-to-date depreciation and amortization expense decreased $0.6 million, reflecting the impact of final purchase price allocation adjustments recorded in fiscal 2004.

    Interest

    Interest expense, net increased $0.2 million in the second quarter and $0.3 million in the first six months of fiscal 2005, reflecting the additional borrowings required to fund increased inventory and higher average interest rates for the period. Interest expense was positively impacted by a pay down in long-term debt as a result of applying the proceeds from the credit card sale in early July 2005.

    Comments

    James H. Baireuther, Vice Chairman and Chief Administrative Officer, commented, "We did not achieve the second quarter and spring sales results we expected. A major factor for the sales decline in spring 2005 was the sale of 'non-go-forward' merchandise in spring 2004 which reflected the realignment of assortments during the integration of Elder-Beerman. These goods generated non-recurring clearance sales of approximately $27.0 million in the first half of 2004. The replacement of sales from new merchandise did not occur to the degree we had anticipated. Additionally, apparel sales were impacted by unseasonably cool weather in May, but had favorable results with the arrival of warmer weather. Among the weakest areas of business was home, primarily due to a decrease in sales of clearance goods as compared to the prior year. This has greatly affected our business, as home sales represented 19% of total sales last year. We will continue to monitor this and intend to accelerate the recovery of these sales as we move forward into fall season."
    Mr. Baireuther continued, "We are encouraged by the favorable response from our customers to early fall receipts as we aggressively manage seasonal conversion and levels of inventory. We believe we can attain top line growth in the second half of 2005 by focusing on customer service and offering trend-right and basic assortments, along with compelling marketing. As previously stated in our July sales release, we are reaffirming our earnings guidance for fiscal 2005 of $1.70 to $1.85 per share."
    The Company's quarterly conference call to discuss the second quarter of 2005 will be broadcast live over the Internet on August 18, 2005 at 10:00 a.m. eastern time. To access the call, please visit the investor relations section of the Company's website at www.bonton.com/investor/home.asp. An online archive of the broadcast will be available within one hour after the conclusion of the call.

    The Bon-Ton Stores, Inc. operates 139 department stores and two furniture stores in 16 states from the Northeast to the Midwest under the Bon-Ton and Elder-Beerman names. The stores carry a broad assortment of quality brand-name fashion apparel and accessories for women, men and children, as well as distinctive home furnishings. For further information, please visit the investor relations section of the Company's website at www.bonton.com/investor/home.asp.

    Statements made in this press release, other than statements of historical information, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally, additional competition from existing and new competitors, uncertainties associated with opening new stores or expanding or remodeling existing stores, the ability to attract and retain qualified management, the dependence upon key vendor relationships and the ability to obtain financing for working capital, capital expenditures and general corporate purposes. Additional factors that could cause the Company's actual results to differ from those contained in these forward looking statements are discussed in greater detail in the Company's periodic reports filed with the Securities and Exchange Commission.


                          -tables to follow-



               THE BON-TON STORES, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS

                              THIRTEEN               TWENTY-SIX
(In thousands except         WEEKS ENDED             WEEKS ENDED
 share and per share   -----------------------------------------------
 data)                  July 30,    July 31,    July 30,    July 31,
(Unaudited)               2005        2004        2005        2004
----------------------------------------------------------------------

Net sales              $  274,346  $  284,198  $  536,879  $  549,281
Other income                1,814       2,221       3,972       4,199
----------------------------------------------------------------------
                          276,160     286,419     540,851     553,480
----------------------------------------------------------------------

Costs and expenses:
  Costs of merchandise
   sold                   174,048     178,009     341,463     347,669
  Selling, general and
   administrative          93,425      98,048     188,089     194,159
  Depreciation and
   amortization             7,584       7,617      14,017      14,586
----------------------------------------------------------------------
Income (loss) from
 operations                 1,103       2,745      (2,718)     (2,934)
Interest expense, net       3,600       3,364       6,906       6,568
----------------------------------------------------------------------

Loss before income
 taxes                     (2,497)       (619)     (9,624)     (9,502)
Income tax benefit         (1,052)       (231)     (3,767)     (3,563)
----------------------------------------------------------------------

Net loss               $   (1,445) $     (388) $   (5,857) $   (5,939)
----------------------------------------------------------------------

Per share amounts -
  Basic:
    Net loss           $    (0.09) $    (0.02) $    (0.36) $    (0.38)
----------------------------------------------------------------------

Basic weighted average
 shares outstanding    16,186,097  15,975,641  16,154,326  15,831,028

  Diluted:
    Net loss           $    (0.09) $    (0.02) $    (0.36) $    (0.38)
----------------------------------------------------------------------

  Diluted weighted
   average shares
   outstanding         16,186,097  15,975,641  16,154,326  15,831,028


               THE BON-TON STORES, INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)   July 30,  January 29,
(Unaudited)                                        2005       2005
----------------------------------------------------------------------

Assets
Current assets:
  Cash and cash equivalents                      $ 13,908  $   25,222
  Retained interest in trade receivables and
   other, net of allowance for doubtful accounts
   and sales returns of $1,702 and $6,416 at
   July 30, 2005 and January 29, 2005,
   respectively                                     7,344      92,229
  Merchandise inventories                         306,466     294,152
  Prepaid expenses and other current assets        23,561      14,483
  Deferred income taxes                             4,986       4,819
----------------------------------------------------------------------
    Total current assets                          356,265     430,905
----------------------------------------------------------------------

Property, fixtures and equipment at cost, net of
 accumulated depreciation and amortization of
 $211,947 and $198,797 at July 30, 2005 and
 January 29, 2005, respectively                   164,824     168,304
Deferred income taxes                              25,766      24,908
Goodwill                                            2,965       2,965
Intangible assets, net of accumulated
 amortization of $5,780 and $5,364 at July 30,
 2005 and January 29, 2005, respectively            8,809       9,400
Other assets                                        7,502       9,674
----------------------------------------------------------------------
    Total assets                                 $566,131  $  646,156
----------------------------------------------------------------------

Liabilities and Shareholders' Equity
Current liabilities:
  Accounts payable                               $ 98,250  $  101,151
  Accrued payroll and benefits                     17,103      25,361
  Accrued expenses                                 47,678      46,646
  Current maturities of long-term debt                976         869
  Current maturities of obligations under
   capital leases                                     467         939
  Income taxes payable                              2,452       4,817
----------------------------------------------------------------------
    Total current liabilities                     166,926     179,783
----------------------------------------------------------------------

Long-term debt, less current maturities           100,768     178,257
Obligations under capital leases, less current
 maturities                                            62          98
Other long-term liabilities                        39,845      25,461
----------------------------------------------------------------------
    Total liabilities                             307,601     383,599
----------------------------------------------------------------------
Shareholders' equity
  Preferred Stock - authorized 5,000,000 shares
   at $0.01 par value; no shares issued                 -           -
  Common Stock - authorized 40,000,000 shares at
   $0.01 par value; issued shares of 14,059,789
   and 13,568,977 at July 30, 2005 and January
   29, 2005, respectively                             141         136
  Class A Common Stock - authorized 20,000,000
   shares at $0.01 par value; issued and
   outstanding shares of 2,951,490 at July 30,
   2005 and January 29, 2005                           30          30
  Treasury stock, at cost - shares of 337,800 at
   July 30, 2005 and January 29, 2005              (1,387)     (1,387)
  Additional paid-in-capital                      127,534     119,284
  Deferred compensation                            (6,965)     (1,096)
  Accumulated other comprehensive loss               (152)       (427)
  Retained earnings                               139,329     146,017
----------------------------------------------------------------------
    Total shareholders' equity                    258,530     262,557
----------------------------------------------------------------------
    Total liabilities and shareholders' equity   $566,131  $  646,156
----------------------------------------------------------------------



    CONTACT: The Bon-Ton Stores, Inc.
             Mary Kerr
             Vice President
             Corporate Communications
             717-751-3071